EXHIBIT 99.1

PIEDMONT COMMUNITY BANK GROUP, INC. ANNOUNCES YEAR END RESULTS

Gray, Ga., February 15, 2008 – Piedmont Community Bank Group, Inc. (OTC Bulletin Board: PCBN) today announced 2007 year-end results which included a 51.1% increase in total assets and a 8.6% decrease in net income as compared to the year end results for 2006.

Total consolidated assets increased from $141 million at December 31, 2006 to $213 million at December 31, 2007, an increase of 51.1%. Total deposits and total gross loans grew 61.0% and 49.7%, respectively, during 2007 with deposits totaling $180 million and gross loans totaling $178 million at December 31, 2007.

Loan quality remained strong at December 31, 2007, with 0.21% of loans in non-performing assets (nonaccrual loans and other real estate owned). “While we have experienced some of the effects of the declining economy, our problem loans have remained at very acceptable levels,” stated President Mickey Parker. “We are certainly pleased with our overall loan portfolio and its performance.”

Net income for 2007 was $669,000, a decrease of $63,000 or 8.6% as compared to 2006. The primary reasons for the decrease were increased provision for loan losses due to loan growth, compression of the net interest margin and continued development of the branch network. Loans grew by $59 million during 2007 as compared to loan growth of $39 million during 2006. Net interest margin decreased from 3.77% for 2006 to 3.37% for 2007. In addition, the bank opened two full service branches during 2007.

The Bank is preparing to open its fifth office at 76 E. Johnson Street in Forsyth, Monroe County, Georgia. The office is scheduled for opening during the summer of 2008. In addition to the main office in Gray, the bank has two offices in Macon, 4511 Forsyth Road and 1611 Bass Road, and one office in Greensboro, 1040 Founders Row. “We are proud of our branch network and their individual successes. We believe that Monroe County complements our existing locations and we believe that it will meet with similar success. We are excited about extending our services to a new community,” stated EVP Cole Davis.

About Piedmont Community Bank Group:

Piedmont Community Bank Group, Inc. is the holding company for Piedmont Community Bank, a community bank headquartered in Gray, Georgia (the “Bank”). In addition to the main office in Gray, the Bank now operates three branch offices at the following locations: 1611 Bass Road and 4511 Forsyth Road, both in Macon, Georgia and 1040 Founders Row in Greensboro, Georgia. The Bank plans to open a branch in Monroe County during 2008, although opening of this branch will be subject to regulatory approval and other conditions. Piedmont Community Bank Group’s common stock is traded over-the-counter under the symbol “PCBN”. Piedmont Community Bank’s primary service area is Jones, Bibb, Baldwin, Putnam, Greene, Houston, and Monroe counties.

Investor Relations Contact: Julie Simmons 478-986-5900

Forward-Looking Statements

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including governmental monetary and fiscal policies, deposit levels, loan demand, loan collateral values, securities portfolio values, interest rate risk management, the effects of competition in the banking business from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market funds and other financial institutions operating in our market area and elsewhere, including institutions operating through the Internet, changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions, failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans, and other factors. We caution that such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, us.